Exhibit 10.15

COLLABORATIVE RESEARCH AGREEMENT

THIS COLLABORATIVE RESEARCH AGREEMENT (“Agreement”), is made the 3rd day of January, 2017 (the “Effective Date”), by and between Celsee Diagnostics, Inc. whose address is 4670l Commerce Center Drive, Plymouth, MI 48170 (“Celsee”) and Zomedica Pharmaceuticals Corp. whose head office address is 3928 Varsity Drive, Ann Arbor, MI 48018 (“Zomedica”) (Celsee and Zomedica are each a “Party” and collectively the “Parties”).

The following facts underlie this Agreement:

Celsee is engaged in the commercialization and development of diagnostic instrument and consumables related to the detection and quantification of various cells and other markers. Zomedica is engaged in the commercialization and development of pharmaceuticals, diagnostics and devices for the veterinary market (collectively, “Veterinary Purposes”). Celsee and Zomedica desire to undertake a collaborative research project to evaluate the use of Celsee technology and products for certain veterinary diagnostic applications.

NOW, THEREFORE, the Parties agree as follows:

1.	Scope of Work. Zomedica and Celsee will undertake a collaborative research study (the “Research Study”) in accordance with Exhibit A. This Agreement shall govern all activities performed as part of the Research Study. Any changes to Research Study requires the written approval of both Zomedica and Celsee.

2.	Term of Agreement. This term of this Agreement shall commence on the Effective Date and continue for a period of four (4) months (the “Term”). If the Research Study is not completed prior to the expiration of the Term, the Term shall automatically be extended until such time as the Research Study is so completed, provided that either Party may immediately terminate this Agreement upon written notice if the Research Study is not completed within eight (8) months from the date of this Agreement.

3.	Stand Still. Celsee agrees that during the Term (as extended pursuant to Section 2), Celsee shall not engage in any discussions with or enter any agreement with any third party regarding the exclusive or non-exclusive licensing of Celsee IP (as defined below) for veterinary diagnostic purposes. Nothing herein shall restrict Celsee from selling or licensing its products in the ordinary course of business to any customers, including those using the product s for Veterinary Research Purposes.

4.	Celsee Compensation. Zomedica shall pay to Celsee the amounts set forth in Exhibit A in consideration of Celsee’s activities in connection with the Research Study, including Celsee usage of equipment in connection with the Research Study. Zomedica shall also be responsible for purchasing from Celsee, all CTC kits (without antibodies) used in the Research Study at the pricing set forth in Exhibit A. In the event of termination of this agreement, Zomedica will owe Celsee for services rendered during the Term up to the date of termination as set out in the Research Study. Any monies pre-paid to Celsee for work not done by the date of termination shall be refunded to Zomedica. This section shall survive termination.

5.	Equipment and Assay. In consideration of this Agreement, Zomedica shall pay for usage of Celsee equipment required to perform the Research Study (the “Equipment”) and buy certain microfluidic chips, assay kits, reagents or other consumables (the “Consumables”) from Celsee pursuant to the Research Study outlined in Exhibit A.

6.	Termination. Either Party may terminate this Agreement (a) as provided in Section 2 or (b) immediately if the other Party is in material breach of this Agreement or the Equipment Lease entered into separately between the Parties, which breach is not cured within ten (10) days after written notice from the non-breaching Party; and (c) by mutual consent.

7.	Confidentiality.

a.	For purposes of this Agreement, “Confidential Information” means all non-public information related to the business and operations of a Party, including but not limited to, financial information, business plans, business opportunities, agreements, customer and supplier information, sales and marketing plans and information, and information relating to Party’s technology, products and services, including technical know-how, procedures, specifications, drawings, devices, prototypes, software , inventions, samples, chemical compounds, assays, biological materials, trade secrets, intellectual property, formulas, protocols, processes, methods, and compilations of data in any medium, including written, oral, electronic, tangible devices, and through visual inspection and observation.

b.	Zomedica agrees to maintain in strict confidence and not to disclose or transfer to any third party, any Confidential Information of Celsee (“Celsee Confidential Information”). Celsee Confidential Information shall include the Equipment and Consumables together with any CTC enrichment protocols developed solely by Celsee in performing the Research Study. Zomedica agrees to use the Celsee Confidential Information solely in connection with its activities under the Research Study.

c.	Celsee agrees to maintain in strict confidence and not to disclose or transfer to any third party, any Confidential Information of Zomedica (“Zomedica Confidential Information”). Zomedica Confidential Information shall include the antibodies provided to Celsee for CTC enrichment. Zomedica agrees to use the Celsee Confidential Information solely in connection with its activities under the Research Study.

d.	Each Party retains the right to communicate Confidential Information to its employees and consultants working on the Research Study and solely for use in the Research Study, provided that such parties shall be bound by confidentiality and use restrictions no less stringent than those in this Agreement and the disclosing Party shall be responsible for all violations of this Agreement by such individuals. The Parties shall use the Confidential Informational for purposes of undertaking the Research Study.

e.	For purposes hereof, Confidential Information shall not include, and the Parties’ obligations of non-disclosure and non-use shall not apply to, information that:

I.	was known by the receiving Party prior to its receipt from the disclosing Party as evidenced by written records;

II.	is independently developed by the receiving Party without reference to Confidential Information, as evidenced by written records and that is not funded by the other Party;

III.	is or becomes public knowledge through no fault of the receiving Party;

IV.	is received from a third Party who is not under an obligation to keep such information confidential;

V.	is disclosed by the receiving Party in accordance with the terms of the disclosing Party’s written approval;

VI.	is required to be disclosed for compliance with any Federal, state or local law or regulation, or required to be disclosed by a court of law or government authority, provided that the receiving Party notifies the other Party prior to making such release of information.

f.	Notwithstanding the foregoing, Celsee shall cooperate and authorize release of data, which is the subject of the Research Study, to Zomedica’s internal committees as required by accrediting agencies or other governmental agencies. If required to report such data to any governmental authority or agency, Zomedica shall use all reasonable efforts to maintain the confidentiality of such data.

g.	This Agreement is considered Confidential Information and neither Party shall publicly disclose the existence of this Agreement or any prospective relationship between the Parties without written approval from both parties.

h.	This provision, Section 7 shall survive termination.

8.	Research Study Documentation. Title to all Research Study documentation shall be in Zomedica, provided, that Celsee shall be entitled to a copy of all Research Study documentation and shall be entitled to use such documentation in connection with regulatory approvals, marketing and other business purposes, subject to confidentiality obligations hereunder.

9.	Reports and Meetings. Celsee shall provide Zomedica with periodic reports or updates summarizing the progress and results of the work carried out in the Research Study. Celsee shall immediately inform Zomedica of any event, result or problem that arises in connection with the performance of the Research Study that has or may have material impact on the success or failure of the Research Study.

10.	On-Site Visits. Celsee shall permit Zomedica’s authorized representatives to visit Celsee’s premises where the Research Study is being conducted, during normal working hours, to meet with any person involved in the Research Study, to validate reported information against the records, and to determine whether the Research Study is being conducted in compliance with this Agreement. Authorized representatives shall comply with Celsee’s visitor rules when on site at Celsee.

11.	Publications. Zomedica may publish alone and Celsee may publish jointly with Zomedica the results of the Research Study, after each party has had the right to prior review and comment on the publication, verify whether any new Intellectual Property is disclosed in the publication and remove any of its Confidential Information. Each party shall furnish the other party with a copy of any proposed publication, at least thirty (30) days prior to submission for publication. A party may request a delay in publication for an additional sixty (60) days in order to enable it to protect its Confidential Information and secure any ownership rights or Intellectual Property that might be disclosed by such publication. All publications shall provide acknowledgement that the Research Study was undertaken by Celsee and was performed using Celsee Equipment and Consumables or other agreed upon attribution. This provision shall survive termination of this Agreement.

12.	Use of Parties’ Names. Zomedica and Celsee will obtain prior written permission from each other before using the name, symbols, and/or marks or logotypes of the other in any form of publicity in connection with the Research Study. This shall not include legally required disclosure by the Zomedica or Celsee that identifies the existence of the Agreement. Notwithstanding the forgoing, either party may disclose the title of the Research Study and the identity of the other party in order to complete federal grant applications or to fulfill internal reporting requirements. In addition, any publication shall note the role of the other party in the Research Study. This provision shall survive termination of this Agreement.

13.	Compliance with Laws. Celsee shall comply with all applicable laws and regulations and shall obtain all authorizations and permits applicable to the Research Study.

14.	Representations. Each Party represents that: (i) it shall carry out its respective obligations hereunder in compliance with all applicable federal and state laws, rules, regulations, and guidelines governing the conduct of the Research Study; (ii) it has the prerequisite skill, qualifications, personnel, equipment, facilities, resources, and experience to the Research Study; (iii) it shall conduct the Research Study in a professional, skillful, workmanlike and timely manner; and (iv) it has full power and authority to enter this Agreement.

15.	Intellectual Property Rights.

a.	For purposes of this Agreement, “Intellectual Property” means all intellectual property rights, including, without limitation, all inventions, whether or not patentable, patent applications, patents, original works of authorship, whether or not copyrightable, all copyrights (including moral rights), trade secrets, know how, and all other proprietary rights in whatever form or medium, which may be recognized under any jurisdiction, in each case on a worldwide basis, together with all improvements, revisions, extensions, continuations, continuations-in-part, divisionals, reissues, reexaminations, translations, adaptations, derivative work, and combinations thereof, rights of priority, enforcement and defense of same.

b.	All Intellectual Property that was developed by Celsee prior to the Research Study, and all Intellectual Property created in the course of the Research Study by either Celsee or Zomedica and which is solely directed to or constitutes an improvement or derivation of the Equipment and Consumables or Intellectual Property of Celsee shall be the exclusive property of Celsee (“Celsee IP”). Zomedica shall promptly inform Celsee of any such Celsee IP and cooperate fully with Celsee in securing and obtaining rights in the Celsee IP and by this agreement assigns, and shall cause all those working for or under it on the Research Study to assign all of their rights in the Celsee IP to Celsee.

c.	All Intellectual Property that was developed by Zomedica prior to or independent of the Research Study, including antibodies and/or biomarkers provided to Celsee for use in the Research Study, and all Intellectual Property created and/or reduced to practice in the course of the Research Study that is directed at or constitutes and improvement to Intellectual Property of Zomedica, whether created solely by Zomedica or jointly by Zomedica and Celsee, other than Celsee IP (“Zomedica IP”), is and shall remain the exclusive property of Zomedica. Celsee shall promptly inform Zomedica of any such Zomedica IP and cooperate fully with Zomedica in securing and obtaining rights in the Zomedica IP and by this agreement assigns, and shall cause all those working for or under it on the Research Study to assign all of their rights in the Zomedica IP to Zomedica.

d.	All Intellectual Property that is not Zomedica IP or Celsee IP (as defined above) that is conceived or reduced to practice during the Research Study shall be owned by the Party that created such Intellectual Property. If such new Intellectual Property is created jointly by the Parties, each Party shall be free to commercialize, practice or waive their rights in such jointly created Intellectual Property upon such terms as they deem appropriate with no duty to account to the other Party except as provided in a written agreement between the Parties. The Parties will reasonably cooperate in obtaining any patent protection with respect to such jointly created Intellectual Property.

e.	Unless noted herein for use in the Research Study only, no other license, transfer or grant of rights under the Celsee IP or Zomedica IP is made or is to be implied by any provision of this Agreement or the Research Study.

f.	This provision, section 15 shall survive termination of this Agreement.

16.	Notices. Any legal notice given pursuant to this Agreement must be in writing and sent overnight by Federal Express to the addresses set forth at the beginning of this Agreement.

17.	Survival of Certain Terms. Sections 4, 5, 7, 8, 11, 12, 13, 15, hereof and all other terms which by their nature should survive, shall survive any termination or expiration of this Agreement indefinitely.

18.	Applicable Law. In the event of any dispute arising between the Parties in relation to the terms of this Agreement the Parties shall use their best endeavors to resolve the matter on an amicable basis. This Agreement shall be interpreted and construed under the laws of the State of Michigan.

19.	Assignment. This Agreement shall not be assigned by a party without the prior written consent of the other party provided, however, without the other party’s consent either party may assign this Agreement in connection with the transfer or sale of all or substantially all of its assets or business or its merger or consolidation with another company.

20.	Capacity and Authority. The parties represent themselves to be existing corporations in good standing with their respective state governing bodies. Each party warrants that the individual executing this Agreement on its behalf has the full power and authority to enter into this Agreement.

21.	Amendments. This Agreement may be modified or amended only by a written agreement signed by the party to be bound.

22.	Validity. If any provision of this Agreement shall be held invalid or unenforceable, such provision shall be deemed deleted from this Agreement and replaced by a valid and enforceable provision which so far as possible achieves the parties’ intent in agreeing to the original provision. The remaining provisions of this Agreement shall continue in full force and effect.

23.	Independent Contractor. Each party to this Agreement shall act as an independent contractor and shall not be construed for any purpose as the agent, employee, servant, or representative of the other party. Accordingly, the employee(s) of one party shall not be considered to be employee(s) of the other party, and neither party shall enter into any contract or agreement with a third party which purports to obligate or bind the other party.

24.	Entire Agreement; Waiver. This agreement and the equipment lease contain the entire agreement of the Parties. No commitment or modification hereof shall be valid or binding upon the parties unless made in writing and signed by authorized representatives of both parties. No waiver by either party of any breach of this agreement shall be deemed a waiver of any other than existing or subsequent breach, nor shall any such waiver by any party be deemed to be a continuing waiver. No delay or omission by any party in exercising any right hereunder, at law or in equity, or any otherwise, shall impair any such right, or be construed as a waiver thereof, or any acquiescence therein, nor shall any single or partial exercise of any right preclude other or fu1ther exercise thereof, or the exercise of any other right.

25.	Warranty Disclaimer. CELSEE MAKES NO WARRANTIES, EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, WARRANTIES WITH RESPECT TO THE CONDUCT, COMPLETION, SUCCESS OR PARTICULAR RESULTS OF THE RESEARCH STUDY AND/OR PROTOCOL, OR THE CONDITION OF ANY DATA, INTELLECTUAL PROPERTY(S) OR PRODUCTS(S), WHETHER TANGIBLE OR INTANGIBLE, CONCEIVED, DISCOVERED, OR DEVELOPED UNDER THIS AGREEMENT, OR THE OWNERSHIP, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE RESEARCH STUDY. NEITHER CELSEE NOR ZOMEDICA SHALL BE LIABLE FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, PUNITIVE OR OTHER DAMAGES RESULTING FROM THE RESEARCH STUDY OR THE USE OF ANY EQUIPMENT, CONSUMABLES, DATA, INTELLECTUAL PROPERTY OR PRODUCT.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date and year first above written.

CELSEE DIAGNOSTICS, INC.	ZOMEDICA PHARMACEUTICALS, INC.
By: /s/ Kalyan Handique	By: /s/ Stephanie Morley
Name: Kalyan Handique	Name: Stephanie Morley
Its: President	Its: COO

EXHIBIT A

Research Study

Title:	A Study to test the feasibility of a canine CTC isolation protocol and to determine the use of Celsee systems for veterinary diagnostic applications.

Scope:

—	Zomedica will provide 50 canine blood samples (20 normal & 30 cancer patients) for CTC enrichment and validation studies;

—	Zomedica will design and provide experimental antibodies for CTC purification studies;

—	Celsee will carry out canine CTC enrichment and purification studies using said antibodies;

—	Celsee will determine the optimal canine CTC enrichment and purification protocol using the Celsee CTC technology platform;

—	Celsee will provide a written report on the study results for canine CTC enrichment and purification.

Duration: The anticipated duration of the Study is 4 months from delivery of first sample.

Payments: Zomedica shall pay to Celsee the following amount for Celsee’s activities under the Research Study:

1.	$70,000 for activities under the Research Study payable in 4 monthly installments of $17,500 per month. Such charges consist of $15,000 for Celsee personnel involved in the conduct of the Research Study and $2,500 per month for Celsee internal equipment usage for the Research Study. The first installment will be paid concurrently with the execution of this Agreement. Subsequent installments will be invoiced on each one month anniversary of this Agreement, with payment due within 10 days of receipt of the invoice by Zomedica.

2.	Zomedica shall be required to purchase CTC Kits (no antibodies, 20 reactions) (“CTC Kits”) for use by Celsee in undertaking the Research Study. CTC Kits shall be sold to Zomedica at $2,475 per CTC Kit. Zomedica shall purchase and pay for one (1) CTC kit concurrently with the execution of this Agreement. Celsee shall invoice Zomedica for additional CTC Kits required in connection with the Research Study with such invoices due and payable within 10 days of receipt.

3.	In the event that Zomedica fails to pay any invoices as and when due, Celsee may suspend performance of the Research Study.

Ex. A-1